UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2026
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BALLY'S CORPORATION

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street
Providence	RI	02903
(Address of Principal Executive Offices and Zip Code)
________________________
(401) 475-8474
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 5, 2026, Bally’s Intralot S.A. (“Bally’s Intralot”), a Greek publicly listed company in which Bally's Corporation (the "Company") (through its subsidiaries) holds an investment representing approximately 59.44% (as of March 31, 2026) of the outstanding shares, and Evoke PLC, a company incorporated under the laws of Gibraltar and listed on the London Stock Exchange (“Evoke”), issued a joint announcement that their respective Boards of Directors have reached agreement on the terms and conditions of a recommended all share acquisition by Bally’s Intralot for the entire ordinary share capital of Evoke (the “Acquisition”) and in connection with the same have also entered into a Cooperation Agreement dated June 5, 2026 (the “Cooperation Agreement”), by and among Bally's Intralot, Bally's Intralot Jersey Securities Limited, and Evoke.

The Acquisition is intended to be effected by means of a scheme of arrangement between Evoke and Evoke shareholders under Part VIII of the Gibraltar Companies Act. The Acquisition is conditional on certain approvals being obtained, including (i) the approval by Evoke shareholders of the scheme of arrangement; (ii) the approval by Bally’s Intralot shareholders of a resolution to authorize the issue of new shares in Bally’s Intralot to the Evoke shareholders in connection with the Acquisition; and (iii) customary regulatory approvals and clearances, including gaming regulatory approvals and anti-trust and foreign direct investment clearances.

Under the terms of the Acquisition, Evoke shareholders will be entitled to receive for each Evoke share 0.537 of new Bally’s Intralot shares (the “Shares Offer”), representing a value of approximately 52 pence per Evoke share based on Bally’s Intralot’s per share price of €1.12 and therefore valuing the entire ordinary share capital of Evoke at approximately £243.1 million. As an alternative to the Shares Offer, Evoke shareholders may elect to receive 52 pence in cash for each Evoke share (the “Cash Alternative Offer”). The maximum aggregate cash payment available to Evoke shareholders under the Cash Alternative Offer will be capped at £117.1 million.

The cash consideration payable under the Cash Alternative Offer will be funded by a bridge facility of up to €200 million entered into between Bally’s Intralot and Deutsche Bank Aktiengesellschaft and Jefferies Finance LLC. Bally’s Intralot has also secured commitments, led and underwritten by a steering committee comprised of TPG BD Finance L.P., Oaktree Capital Management and OHA (UK) LLP, for a five-year maturity second lien term facility of up to the EUR equivalent of £889 million to refinance certain of Evoke’s existing senior indebtedness maturing in 2028. Bally’s Intralot will not provide any guarantee or collateral support in relation to the second lien term facility, other than undertaking to fund: (i) a mandatory repayment obligation for the EUR equivalent of £200 million by 31 December 2027; and (ii) synergy-related costs of up to £50 million subject to the satisfaction of certain conditions. In addition, Evoke has obtained pre-emptive change of control consent waivers from the holders of each series of its outstanding senior secured notes due 2030 and 2031, and its revolving credit facility, which will also be increased to £220 million subject to customary conditions. Bally’s Intralot has also secured commitments for a £157 million senior facility from institutional investors to support the Acquisition. The Acquisition is expected to conclude between the final quarter of 2026 and the first quarter of 2027.

The Company has agreed (through its subsidiaries) to exercise, or procure the exercise of, its voting rights attaching to any shares of Bally’s Intralot in favor of the resolutions to be proposed at any general meeting of Bally’s Intralot (including any adjournment thereof) that is necessary in connection with the Acquisition, including any resolution to (i) authorize the issuance of additional shares in Bally’s Intralot as part of the consideration for the Acquisition, or alternatively to authorize the board of directors of Bally’s Intralot to issue such shares and (ii) amend the articles of association of Bally’s Intralot in the manner contemplated by the shareholder’s agreement dated June 5, 2026, which would permit certain of the material incoming shareholders to appoint a nominee director.

The foregoing description of the Cooperation Agreement does not purport to be complete and is subject, and qualified by reference, to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Cooperation Agreement, dated June 5, 2026, by and among Bally's Intralot S.A., Bally's Intralot Jersey Securities, Limited, and Evoke PLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY'S CORPORATION
By:	/s/ Kim M. Barker
Name:	Kim M. Barker
Title:	Chief Legal Officer

Date: June 11, 2026